Exhibit 10.1

AMENDMENT TO
CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Taubman Centers, Inc., a Michigan corporation (together with its successors, “Taubman”), The Taubman Realty Group Limited Partnership, a Delaware limited partnership (together with its successors, “TRG”) and David Joseph (“Executive”) previously entered into a Change of Control Employment Agreement as originally effective April 29, 2013 (the “Agreement”). Taubman, TRG and the Executive now amend the Agreement, effective March 17, 2014, to replace the tax gross-up payment provisions contained in Section 8 of the Agreement with an alternative cap on parachutes, as reflected in the amendment of Section 8 as set forth below in this “Amendment.” Accordingly, Section 8 of the Agreement is amended to read as follows:
Section 8    Potential Limitation on Payment.

(a)
Definitions Relating to This Section. For purposes of this Section 8: (1) “Excise Tax” means any excise tax imposed under Section 4999 of the Code ; (2) “Payment” means any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise that would be considered payments contingent on a change in the ownership or effective control or in the ownership of a substantial portion of the assets of Taubman, as described in Section 280G(b)(2)(A)(i) of the Code; and (3) “Separation Payment” means a Payment paid or payable pursuant to this Agreement (disregarding this Section).

(b)
Accounting Firm. Taubman will select, prior to any Change of Control, in its discretion, a nationally recognized accounting firm (“Accounting Firm”) to make the determinations contemplated by this Section 8. All determinations made by the Accounting Firm under this Section 8 will be binding on Taubman and the Affiliated Companies and the Executive and will be made within 60 days of a termination of employment of the Executive, except as set forth in Section 8(e). All determinations by the Accounting Firm under this Section 8 are made solely for calculating amounts payable under this Agreement and not for calculating the Executive’s tax liability for amounts paid under this Agreement or for advising the Executive as to such liability.

(c)
Better of Net Amount With Reduction or Net Amount With No Reduction. Notwithstanding anything in this Agreement to the contrary, in the event that the Accounting Firm determines that Payments to the Executive would be subject (in whole or part) to the Excise Tax, then the Payments shall be reduced, to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (1) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than or equal to (2) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). If a reduction in the Payments is required under this Section 8(c), the Payments shall be reduced by Taubman in its reasonable discretion in the following order: (i) reduction of any cash payment (excluding any cash payment with respect to the acceleration of equity awards), that is otherwise payable to the Executive that is exempt from Section 409A of the Code; (ii) reduction of any other payments or benefits otherwise payable to the Executive (other than those described in clause (iii) of this Section 8(c)) on a pro-rata basis or such other manner that complies with Section 409A of the Code; and (iii) reduction of any payment or benefit with respect to the acceleration of equity awards that is otherwise payable to the Executive (on a pro-rata basis as between equity awards that are covered by Section 409A of the Code and those that are not (or such other manner that complies with Section 409A of the Code)).

(d)
Reduction Calculations. If the Accounting Firm determines that the Payments should be reduced, Taubman will promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. As applicable, as promptly as practicable following Taubman’s reduction of the Payments under Section 8(c), Taubman will pay or distribute, or cause one of the Affiliated Companies to pay or distribute, to or for the benefit of the Executive such Separation Payments as are then due to the Executive under this Agreement, and will promptly pay or distribute, or cause to be paid or distributed, to or for the benefit of the Executive in the future such Separation Payments as become due to the Executive under this Agreement, taking into account, in each case, the possible reduction or elimination of Separation Payments pursuant to the provisions of this Section 8.

(e)
Overpayment or Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Payments and other amounts hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Taubman or any of the Affiliated Companies or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed to or for the benefit of the Executive will be repaid by the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no such payment will be made by the Executive if and to the extent such payment would neither reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code nor generate a refund of such taxes. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(f)	Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 will be borne by the Company.

(g)
Tax Controversies. In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the Excise Tax, the Executive will permit Taubman to control issues related to the Excise Tax, at its expense, provided that such issues do not materially adversely affect the Executive. In the event issues are interrelated, the Executive and Taubman shall cooperate in good faith so as to avoid jeopardizing resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated taxes, the Executive shall permit a representative of Taubman to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with Taubman and its representative.

Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. As amended hereby, the Agreement remains in full force and effect. This Amendment is governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Board, Taubman and TRG execute this Amendment as of the day and year first above written.

EXECUTIVE
/s/ David Joseph
David Joseph

TAUBMAN CENTERS, INC.,
a Michigan corporation
By:	/s/ Chris Heaphy
Chris Heaphy
Its:	Assistant Secretary

As guarantor of Taubman Centers, Inc.:
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
a Delaware limited partnership
By:	/s/ Chris Heaphy
Chris Heaphy
Its:	Authorized Signatory